UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

ACM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-167984	68-0680465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1736 Angel Falls Street

Las Vegas, NV, 89142-1230

(Address of principal executive offices)

Registrant’s telephone number, including area code:  1-209-694-4885

INCOME NOW CONSULTING

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information

Stock Split

Our Board of Directors has also declared an 18.66-for-1 forward stock split on the Company’s common stock in the form of a dividend, with a record date of March 9, 2012, a payment date of March 22, 2012, an ex-dividend date of March 23, 2012, and a due bill redeemable date of March 27, 2012. The stock split will entitle each shareholder as of the record date to receive 17.66 additional shares of common stock for each one share owned. Additional shares issued as a result of the stock split will be distributed on the payment date. Shareholders do not need to exchange existing stock certificates and will receive a new certificate reflecting the newly issued shares.

Shareholders who sell their stock before the ex-dividend date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or “due bill” from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the ex-dividend date, the first business day after the stock dividend payment date. As of the ex-dividend date, the Company’s common stock will trade on a post-split adjusted basis.

Name Change

On March 13, 2012, we filed an amendment to our Articles of Incorporation (the “Amended Articles”) with the Secretary of the State of Nevada, pursuant to which we changed our name from Income Now Consulting to ACM Corporation.

We are currently engaged in discussions with ACM Corporation, a Bahamas corporation (“ACM”), regarding a possible business combination involving the two companies. At this stage, no definitive terms have been agreed to, and neither party is currently bound to proceed with any transaction. With the permission of ACM, we have changed our name to facilitate these discussions. If the parties determine not to proceed with a business combination, we will change our name back to Income Now Consulting or adopt another name.

The Company’s new name will be declared effective by FINRA, for OTC trading purposes, on March 30, 2012. The name change will be accompanied by a new trading symbol, “ACMA.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Income Now Consulting

By:	/s/ Issam Abud
Name: Issam Abud
Title: Chief Executive Officer

Date:   March 23, 2012